Exhibit 99.2

CORPORATE PARTICIPANTS

Tom Hodgson
Magna Entertainment Corp. — Consultant

Blake Tohana
Magna Entertainment Corp. — EVP, CFO

CONFERENCE CALL PARTICIPANTS

Steve Velgot
Cathay Financial — Analyst

Tim Rice
Rice Voelker — Analyst

Peter Sklar
BMO Nesbitt Burns — Analyst

Anoop Prihar
Griffiths — Analyst

Charles Sue
KeyBanc — Analyst

Dennis Forst
KeyBanc — Analyst

PRESENTATION

Operator

        Welcome to the Magna Entertainment Corporation announcement of the second quarter results. During the presentation all participants will be in a listen-only mode. Afterwards we'll conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) This conference is being recorded Friday, August 10, 2007. I would now like to turn the conference over to Mr. Tom Hudson, from Magna Entertainment. Please go ahead, sir.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thank you, operator. Good morning, ladies and gentlemen, and welcome to the call. I'm joined on the call this morning by Blake Tohana, MECs Executive Vice President and Chief Financial Officer.

        As disclosed in MEC's press release of last night, my company, Greenberg Capital Partners, was retained yesterday to conduct a strategic review of the assets and operations of Magna Entertainment and to report back to the Board of MEC with recommendations in early September. I will personally be conducting the strategic review. Many of you will also know that I was formerly President and CEO of Magna Entertainment from March 2005 to March 2006, so with respect to many of you on the call, let me say that it's a pleasure to talk to you again after a hiatus of about 18 months.

        I'll be speaking at some length on this call about the mandate of the strategic review and about a number of steps we are taking immediately. But let me set the tone for the conversation by reiterating the comments of MEC's Chairman and interim CEO, Frank Stronach, as expressed in the press release. Each member of the Board and each member of senior management view the Company's second quarter results as unacceptable and recognize that immediate and drastic action is required to significantly improve the company's EBITDA and to dramatically reduce the Company's debt levels and interest expense.

        Before discussing the strategic review and immediate corporate initiatives, I'm going to turn the call over to Blake Tohana to review the financial results for the second quarter and the six months ended June 30, 2007. Before I turn the microphone over to Blake, let me do two things. Let me remind you that this call will include forward-looking statements within the meaning of applicable securities legislation. Rather than read the disclaimer to you, I refer you to the forward-looking statements paragraph of the press release MEC issued last evening.

        Secondly, let me make a brief comment on the MEC Board changes made in the press release. Dennis Mills who is also a Director of MI Developments, MEC's parent company has stepped down from the MEC Board and his place at the table has been taken by Ron Charles. Ron is a very experienced, highly regarded horseman and is the Executive Director of the Company's California operations, which are very key to MEC. Now over to Blake. Blake?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Thank you, Tom, and good morning, everyone. Today I'm going to review our financial results for the second quarter and six months ended June 30, 2007. Our financial results are in U.S. dollars. Also, unless otherwise noted, my discussion of our financial results reflects continuing operations only. Certain comparative amounts for the second quarter and six months ended June 30, 2006, have been reclassified to reflect discontinued operations, which include the results of Fontana Golf Club, Magna Golf Club, and the operations of our restaurant and related real estate in the United States.

        Revenues for the second quarter of 2007 were $203 million, an increase of $23 million or 13% compared to the same period of 2006. This increase was primarily due to the following — A $13 million increase at our PariMax operations, due to the acquisition of the remaining 70% equity interest in AmTote July 2006 and increased revenues at XpressBet, which achieved a 31% increase in handle compared to the prior year period, primarily due to having access to Churchill Downs Incorporated, or CDI, racing content this quarter including the Kentucky Derby to our TrackNet Media Join Venture. A $10 million increase at our Florida operations due to the Gulfstream Park Casino facility which contributed $9 million of gaming revenues this quarter. A $7 million increase at our California operations due to a change in the racing calendar at Golden Gate Fields, which resulted in ten more live race days this quarter compared to the same period last year, partially offset by a $3 million increase in eliminations of intercompany revenues between business units with our acquisition of AmTote.

        Revenues for the six months ended June 30, 2007, were $487 million, an increase of $30 million or 7% compared to the same period of 2006. Earnings before interest, taxes, depreciation, and amortization, referred to as EBITDA for the second quarter of 2007 was $3 million, an increase of $2 million compared to the same period last year. This EBITDA increase is primarily due to the following, a $4 million increase at our PariMax operations due to the acquisition of the remaining interest of AmTote, increased revenues at XpressBet, and a reduction in our share of the losses of HRTV as a result of CDI's acquisition of 50% of HRTV in April 2007. A $2 million improvement at our European operations due to cost reduction initiatives at Magna Racino. A $1 million increase at our California operations, due to ten additional live race days at Golden Gate Field this quarter. A $1 million improvement at our corporate office due to lower costs and a $1 million improvement in predevelopment, pre-opening and other costs due to lower spending on alternative gaming initiatives.

        Partially offset by a $3 million decrease at our Florida operations as gaming revenues from Gulfstream Park slot options which generated an average daily net win per machine of $79 were more than offset by gaming taxes, purse payments and operating costs. A $2 million decrease at our Southern U.S. operations due to four fewer live race days at Lone Star Park this quarter compared to the same period last year as well as excessive rain in June 2007 which negatively impacted wagering revenue and a $1 million decrease at our Northern U.S. operations due to lower handle and attendance at Thistledown.

        EBITDA for the six months ended June 30, 2007 was $28 million, an increase of $1 million compared to the same period of 2006. A reconciliation of EBITDA to GAAP financial measures for the second quarter and six months ended June 30, 2007, can be found in note 15 to our consolidated financial statements, which were included in our press release issued yesterday evening. Net loss from continuing operations for the second quarter of 2007 was $23 million, an improvement of $4 million compared to the same period last year. This improvement was primarily due to the EBITDA improvements described previously, combined with a $3 million decrease in interest expense as a result of net debt repayments over the past 12 months. Diluted loss per share from continuing operations was $0.22 in the second quarter of 2007, an improvement of $0.04 compared to the same period last year. For the six months ended June 30, 2007, our net loss from continuing operations was $21 million and diluted loss per share from continuing operations was $0.19 compared to $25 million and $0.23 for the same period last year.

        In the second quarter of 2007, we generated cash inflows of $38 million, which included cash from operations of $2 million, proceeds from the sale of real estate properties and fixed assets of $25 million, and proceeds from long-term debt and bank indebtedness of $11 million. The cash generated from these sources was used for the following purposes. $26 million was invested in real estate, property, fixed, and other asset additions, $18 million was used to repay long-term debt, and $15 million was used to repay bank indebtedness. At June 30, 2007, we had a cash balance of $54 million compared to $58 million at December 31, 2006. I would now like to turn this conference call back over to Tom Hodgson. Tom?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thanks, Blake. The strategic review to which I referred in my opening comments will cover all of the Company's assets and operations and is aimed at developing a plan that will produce the financially healthy MEC, positioned to execute and reap the benefits of its strategic plan. There will be no half measures and no stone will be left unturned. The Board and management of MEC are completely committed to dramatically strengthening the Company's balance sheet and significantly enhancing shareholder value. As I stated earlier, EBITDA is at an unacceptably low level and company debt and the related interest expense are at unacceptably high levels.

        As a clear case in point on the EBITDA side, the recent performance of Gulfstream Park is not acceptable. There have been some recent regulatory changes relating to ATM machines, check cashing, and poker room operations, which we expect will be very beneficial to Gulfstream's EBITDA. However, the current slot operations in terms of daily win per machine combined with the current tax and purse regime are unsustainable. MEC has recently taken steps to improve marketing and adjust hold percentages to make the operations more attractive to customers, but the reality is that the operating environment needs to be re-examined in conjunction with other constituencies. MEC has made substantial capital investments in these facilities and has no realistic prospect of generating an acceptable return on investment in the current operating environment. I have always said that MEC has a tremendous asset base, including major world class racetracks and valuable real estate.

        Largely through its PariMax holding company, MEC has also developed and owns a very valuable and strategically critical electronic platform for the integrated delivery and distribution of racing signals and wagering on an international basis. Both through its ownership of XpressBet and AmTote and through its interest in HRTV and TrackNet. The PariMax assets represent a very important part of the long-term strategy of MEC.

        At the annual meeting in May 2007, MEC identified a portfolio of assets that it would be looking to monetize in the near-term as part of its focus on debt reduction. In the meantime, the San Louis Ray Downs training center has been sold and nothing has changed in terms of the plans for the other assets on this list. We will be working to implement those asset sales as a matter of urgency, but the strategic review will go well beyond what was described in May. Of course, these plans must be developed carefully, with the focus on maximizing value on a timely basis. They must be combined in a way that reinforces the Company's strengths rather than depleting them.

        I will not detail the specific initiatives that we'll be considering until they've been presented to the Board and approved, but I expect this to occur within a matter of a few weeks and we will then be convening another conference call to outline and discuss the strategic steps we intend to take to achieve our goals of debt reduction and EBITDA improvement. I would be happier if we were in a position to do that today, but believe it is more prudent to conduct the proper analysis, give the plan careful consideration, and achieve full buy-in from the relevant constituencies. In the meantime, there are certain decisions which have already been analyzed, can be made right away, and which were approved by the Board yesterday.

        First, yesterday afternoon, we relinquished our racing license with respect to the Romulus project just outside Detroit, in Michigan. Secondly, after the unsuccessful referendum in Dixon California in April this year, we are abandoning our development plan for this site and will be listing the property for sale in the immediate future. Thirdly, in addition to selling the Dixon lands, we will also be listing for sale in the immediate future, the 450-acre site we own in Ocala, Florida. Fourthly, we own approximately 800 acres of land in upstate New York near Porter and we'll be putting these lands up for sell in the immediate future. While this particular asset is not as the same value as either Dixon or Ocala, its sale will also contribute to the reduction of interest costs and corporate debt. Last and by no means least, we're today announcing that we will be ceasing racing operations at the Magna Racino outside Vienna in Austria at the end of the current need in November of 2007.

        While we have reduced the EBITDA loss of this operation significantly over the last three years, this project has not met our expectations and the Company cannot countenance the current projected EBITDA loss of approximately $6 million for calendar 2007. Over the next short period of time, we will be evaluating other uses for the real estate, existing facilities, and infrastructure with the intention of realizing the highest and best value for the property. In the short-term, we will operate an Equestrian center, utilizing the existing facilities to cover some of our fixed costs and to protect the value of the asset pending disposition of the property.

        In aggregate, the four properties I've just mentioned here have a current net book value of approximately $71 million. MEC expects total proceeds from their disposal to exceed carrying value and anticipates that as a result of closing the Racino, it will realize annual EBITDA improvement in excess of $6 million, separate and apart from the reduction in interest expense that would flow from using sale proceeds to reduce outstanding debt.

        Let me close my remarks by saying that these are small steps in the direction MEC must go to achieve satisfactory earnings and debt levels. I very much look forward to coming back to you in a few weeks with a much more comprehensive plan. I would like to remind you that a big part of my focus during the time that I was CEO of MEC was restoring fiscal discipline to the Company's balance sheet, income statement, and operations. MEC's Board and management share these goals to a person and share the sense of urgency with which with they must be achieved. As I said earlier, there will be no half measures, there are no sacred cows. Although there is a lot of work ahead of us, I'm personally delighted to be working with the Company again in this context. Operator, can we now open the phone lines to questions?

QUESTION AND ANSWER

Operator

        Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Steve Velgot from Cathay Financial. Please proceed with your question.

Steve Velgot — Cathay Financial — Analyst

        Yes. Hi, Tom. A question about no sacred cows. I suppose we won't know if there are recommendations that you make that the Board finds unacceptable, but with the idea of no sacred cows, would that include some assets that are viewed as core Magna properties, or what would — how do I interrupt that statement?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Steve, it's good to talk to you again. I think you interpret it — I would suggest you interpret it in this way. We're going to be doing a very comprehensive review that might well include actions with respect to existing racetracks. Of course, it would be inappropriate to discuss now or even then actions — any actions that the Board decides not to proceed with. But I am — I'm very confident that the plan, when it is delivered in a few weeks, will address the issues in a very fulsome way.

Steve Velgot — Cathay Financial — Analyst

        Just a question, Tom, on organization. Is part of — I know that part of the review is operational and not just concerning asset sales, but to what extent might the review go into controlling the overall level of G&A and other operating expenses more at the corporate level?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Well, the focus very much includes EBITDA and last time I checked, those expenses were included in the calculation of EBITDA.

Steve Velgot — Cathay Financial — Analyst

        Yes, okay. Thank you.

Operator

        Thank you. Our next question coming from the line of Tim Rice from Rice Voelker. Please proceed with your question.

Tim Rice — Rice Voelker — Analyst

        Good morning, Tom, I'm glad you're going to be dealing with this situation. That's very encouraging. My first question involves the Magna Racino. In the past when I questioned the relevance of this operation to the entire picture, I was told that maintaining this property was critical to having the European hub for distributing the Magna signal and handling wagering on the Magna signal. I assume that that's no longer the case. Can you explain how that works now?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Well, I — I did comment on the PariMax assets and those international electronic distribution channels. Those remain critically important and some of those operations today are physically lodged within the confines of the Racino. I expect that they will be moved to other premises in the fairly near future. We have — and Blake can probably talk about this much more knowledgeably than me — but we have expanded our electronic distribution capability partly in conjunction with our partners at Churchill in the U.K. and in Europe and it will be decoupled from the Racino operations.

Tim Rice — Rice Voelker — Analyst

        Right, good. Secondly, is one of the possibilities that you might consider in this re-examination of the Corporate structure, is there any possibility that you might just totally abandon the real estate aspect of the Company and make it truly Magna Entertainment and possibly structure some kind of deal similar to what Magna International did with MID and that way quickly liquefy the balance sheet and let the Company truly be Magna Entertainment and not Magna Entertainment and Real Estate development?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Do you want to send us a proposal? Tim, I think — listen, I don't want to be facetious. I think we got to look at — I think we got to look at a lot of different alternatives. The Company has talked for a long time about excess real estate, which is not core to the Company's operations. I think that's part of the point that you're making. One way or another, that excess real estate has to be dealt with effectively and quickly to address at least a substantial part of the debt issue.

Tim Rice — Rice Voelker — Analyst

        Great. Well, good luck and this is all good news. Thank you.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thank you, Tim.

Operator

        Thank you. Our next question comes from the line of Peter Sklar from BMO Nesbitt Burns. Please proceed with your question.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Tom, although I'm quite pleased that you've rejoined the Company in your consultancy capacity, I was quite surprised that you're hosting the conference call. Quite irregular that a consultant rather than the management host the call. I'm just wondering if you — it begs the question, how is the Company being managed at the current time?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Well, as you — Peter, as you well know, Frank is the Chairman and interim CEO. There hasn't been any change in the management structure, but clearly I think the key message that the Company wanted to convey today aside from actually delivering the results was the focus on the asset review and the operations review and the view was that I could probably do that directly.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Okay. Are you getting involved in management meetings and other management aspects of the Company? Are you strictly conducting an independent review of the Company's operations?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I'm working — I'm working closely with company management.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Okay. Can you give me an update on what's happening at TrackNet joint venture?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I'm sure Blake can. Maybe you can make the question a little bit more specific.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Sure. What we can talk about with TrackNet, part of the — there's a number of benefits at TrackNet, including the overall deal that we did with Churchill in March of this year. Part of that was the acquisition by Churchill of 50% of HRTV, which, Peter, as you know, HRTV has been generating an EBITDA loss that now MEC's share of that of 50% has had a positive impact on results. As a result of the TrackNet deal, XpressBet now has access to Churchill content, which it got some of that in the second quarter of this year.

        XpressBet had 8600 new account signups in the second quarter, which was compared to 3700 in the second quarter of 2006. XpressBet, last we heard this week, earlier this week, got access to Arlington Park racing content, which is another Churchill track, and it's going to get called there when they open up their 2008 race meet. The other aspects of TrackNet are continuing to evolve as they manage the content for both MEC and CDI and are dealing with the intermediate distributors in selling content across the country.

Peter Sklar — BMO Nesbitt Burns — Analyst

        But I'm just wondering what success you've had in terms of pooling with Churchill Downs with respect to your simulcast signal. Are you realizing any improvement in margin on the sale of your combined signal now that the two of you have kind of cornered a big part of a market?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        As you know, we did the deal in March and as we have existing contracts that we have with distributors and end users of our product, so as we get through the renewal process, then we'll have to see how that pans out, but as we said back in March, part of the benefits and advantages of TrackNet is for the mutual exchange of content and we expect that that's going to have a positive result on MEC as well as Churchill.

Peter Sklar — BMO Nesbitt Burns — Analyst

        What was the end result with NYRA? I think at one point NYRA stopped buying your signal. Have they resumed carrying your signal? What was the outcome of the whole NYRA disruption?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        No. NYRA — there was New York City, OTB with respect to Gulfstream Park, but that was a short interruption for a week or two. So with respect to NYRA the issue there is access to their content for our account wagering platform, which we don't have because of exclusive arrangements that they have. So until that changes at XpressBet, still do not have access to that content.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Okay. Is XpressBet profitable?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Yes, it is. And as I said, XpressBet, it's at a 31% growth and handle this quarter year over year and the outlook is positive for XpressBet given the additional content that it's going to get onboard this quarter and into 2008. So you can see it in the new customer signups and you can see it in the handle that it's been really positive for XpressBet.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Okay. Blake, I notice that there's a significant tax provision, almost $4 million. What does that relate to.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        The tax provision relates to the way the tax structure is for Pimlico, which as you know is at the Preakness in the second quarter, which is a very profitable event. That's what that tax provision relates to this quarter.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Okay. Tom, lastly, you made some comments that I didn't quite catch on the alternative gaming slots operations at Gulfstream Park. I thought you said that given the current structure and tax environment there was no prospect of generating a return. Can you just repeat what you said? I'm not sure I understand exactly what you're saying.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Yes, I can, Peter. Let me do it word for word as best I can recall. I said that the reality is that the operating environment needs to be re-examined in conjunction with the other constituencies. MEC has made substantial capital investments in these facilities and has no realistic prospect of generating an acceptable return on investment in the current operating environment. I didn't say any returns, I said an acceptable return.

Peter Sklar — BMO Nesbitt Burns — Analyst

        So when you talk about altering the environment, you're talking about — well, really, you'd have to go back and attack the taxation level split with horsemen, things of that nature. Is that what you're addressing?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I'm not suggesting that we're going to be able to change the state tax rules, but I think we certainly do need to sit down in the very immediate future with the horsemen and look at the overall economics of the operation.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Yes. I don't know if you've seen the win numbers of the other two Racinos that are up and operating in Broward county, but they have much stronger win numbers than you do.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Yes, I know that.

Peter Sklar — BMO Nesbitt Burns — Analyst

        So I don't think that's going to contribute at all to the structure of the industry, rather there's Agnos specific issues that need to be addressed.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        It's absolutely a combination of both, Peter. We're well aware that the average net win at Pompano has been running about $193 and the average net win at Mardi Gras, about $216. There are definitely company-specific issues here and those are being addressed by improved marketing plans. We've been hurt over the last period of time by some things that thankfully have been addressed in regulatory changes, but we are also very much hampered by a dramatically higher purse cost structure than the other facilities have, so it's both.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Right. And the — I haven't been to see the facility in a while, is the current development, you think, an obstacle for attendance at the casino operations?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Peter, I think it is. The hoarding for the project began in June of this year and it's affected parking. So I think that's another hinderance that we've had. We're doing our best to utilize valet parking, and get our customers into the facility, but it is going to get affected as construction ramps up during the next 12 to 18 months, it's going to have an effect. As Tom said, the results at Gulfstream have not been significantly underperformed to date, but we are taking initiatives to get more people into the facility, we've launched a concert series and other entertainment offerings at the facility. We did a deal with Christine Lee's restaurant, which is a South Florida institution that has a real loyal following where they relocated to the third floor of Gulfstream Park, I think it was last week, and it's been quite positive so far. So we are taking steps to get more people to the building and to get more people into the slot room. But it's going to take a little bit of time.

Peter Sklar — BMO Nesbitt Burns — Analyst

        Do you think the solution — ?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Peter, Peter, Peter. I got to cut you off. I'd be happy to answer anymore questions, but there may be someone else that wants to ask one, and then we'll come back to you.

Operator

        Thank you. Our next question comes from the line of Anroop Prihar from Griffiths McBurney. Please proceed with your question.

Anroop Prihar — Griffiths — Analyst

        Good morning. Just a couple of operational things to begin with. Blake, can you give us what the net win was on the machines at Remington?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Yes. The net win for the second quarter was $245 for Remington, which compared to $248 in the second quarter of 2006.

Anroop Prihar — Griffiths — Analyst

        Okay. Then the revenues at Gulfstream in the quarter were up about 100%, but the EBITDA loss doubled. Can you give us a breakdown as to why that was in terms of where the loss was coming from and a split between gaming and racing?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        I don't have the specific split for you, Anroop, but the reality is even though, as you say, there was gaming revenues contributing in the quarter, but the slot operations contributed negative EBITDA. And that's why we ended up where we ended up. But I don't have the specific breakdown between slots and racing. There's a lot of shared costs that go across the entire building.

Anroop Prihar — Griffiths — Analyst

        Can you give me a rough sense, then, as to what kind of net win you would have needed in the second quarter to be break-even on the slots?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        No. I think that depends on a number of different factors. I think given where we were, which was about $80, it is obviously not going to work. I think we have to get much more comparable to the other pari-mutuels to get in the high 100 to low 200s to start to see a return, but even as Tom mentioned in his comments, given the different structure that we have with respect to our fixed payments for purses and, that we're at a competitive disadvantage.

Anroop Prihar — Griffiths — Analyst

        Okay. And how are you financing the construction of the Village?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        The village is — it's a joint venture between ourselves and Forest City. The joint venture is in the process of arranging construction financing for the project. There's also additional public financing that is anticipated given the contribution by Forest City to the predevelopment costs. The expectation for our share of it is not expected to be significant, we're talking in the neighborhood of less than $5 million right now, but that's going to depend on finalizing the construction financing arrangements and the timing of the drawdowns.

Anroop Prihar — Griffiths — Analyst

        So is any of that — any of your share of the financing at the village, is it likely to end to up at any time on your balance sheet, or will it be on the joint venture's balance sheet?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        It's a joint venture obligation.

Anroop Prihar — Griffiths — Analyst

        Okay, so there's nothing additional going to come down to the MEC financial statements?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Subject to finalizing the financing arrangements, I don't think so.

Anroop Prihar — Griffiths — Analyst

        And what's your CapEx for the remainder of the year?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Well, as we said earlier, I think I said last quarter the range that we had of the nonfinance CapEx, so excluding Remington and the Gulfstream construction project, it was 25 to 35 in 2005 and 2006, and we expect to be in that range again for 2007, excluding the two track projects that we have in California, which is about $19 million.

Anoop Prihar — Griffiths — Analyst

        In total?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Yes, for the two — so not including that, we expect to be in the range of 25 to 35.

Anroop Prihar — Griffiths — Analyst

        Okay. Tom, just one quick question for you. It's all positive that we talk about all these assets that we've put up for sale, but the reality of the situation is we designated those assets as noncore a long time ago, which I'm assuming effectively meant they've been for sale now for quite some time. So I guess my question really is what's changed?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I think they have been probably viewed — they definitely have been viewed as excess assets, some of them, for a while. They've been put up for sale and actively marketed. That's the change.

Anroop Prihar — Griffiths — Analyst

        Okay. All right. That's it for me. Thanks.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thanks, Arnoop.

Operator

        Thank you. Our next question is a follow-up question from Steve Velgot from Cathay Financial. Please proceed with your question.

Steve Velgot — Cathay Financial — Analyst

        Yes. I just wanted to make sure — not sure if the strategic review is going to look at really the capital structure of the Company in terms of the Company still has this $500 million equity shelf that was filed some months ago and, would the review potentially consider amending that or pulling that given the share price?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Well, I don't think we'd pull it, Steve, but I think it's pretty unlikely that we'd be doing a major equity issue in the next few weeks.

Steve Velgot — Cathay Financial — Analyst

        All right, okay. Thank you.

Operator

        Thank you. We have a follow-up question coming from the line of Tim Rice from Rice Voelker. Please proceed with your question.

Tim Rice — Rice Voelker — Analyst

        One quick question relating to the distribution situation with the TrackNet signal and the impasse with TVG. Could you maybe give us an update on just what the issues are and whether there's any possibility that we can see this issue resolved so that everyone can get everyone's signal?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Tim, yes, I mean, that has been the approach for TrackNet, is that — to provide a mutual exchange of signals, to provide access to content and that's been the approach. TVG has a different model. They have an exclusive arrangement. I think we would like to continue to see how that evolves. But as I said, TrackNet's model is different and we're going to continue down that course.

Tim Rice — Rice Voelker — Analyst

        Well, could you maybe answer this for me, then. Is — do you see any opportunity for HRTV and XpressBet to recruit the Delmar, Keenland, and NYRA signals away from TVG. I'm not aware of when those deals expire, but do you know do they expire soon and would you have an opportunity to get those tracks to move over to your deal?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        I think the track that you mentioned, I think those — it's our understanding, those exclusive arrangements do expire within the next — within the next 12 to 24 months. But as we — Churchill had a similar arrangement with TVG and decided to form TrackNet with us, which resulted in having access to their content. Would we like to have the tracks that you mention access their content? Absolutely. I think that would be beneficial to the racetracks and it would be beneficial to those that are trying to maximize distribution revenues from their content. We would very much like to have access to their content. As you know, and as you mentioned there, they're subject to contractual arrangements right now. We'll have to see how that plays out when those contractual arrangements expire.

Tim Rice — Rice Voelker — Analyst

        Thanks a lot.

Operator

        Thank you. Gentlemen, would you have time for more questions?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I think we can take a couple more, operator.

Operator

        Thank you. Our next question coming from the line of Charles Sue from KeyBanc. Please proceed with your question.

Charles Sue — KeyBanc — Analyst

        Good morning. How's it going?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Good, thanks.

Charles Sue — KeyBanc — Analyst

        I just had a couple quick questions, mostly focused on Maryland. Can you give us an update, just on what — just on what's going on with Maryland and I guess Penn announced today that they had purchased the racetrack — the Rose Cross Racetrack, what your ideas are in terms of what the implications of that might be? And I had a couple more follow-ups on Pimlico in particular.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        The acquisition of Rose Cross by Penn, I don't know if that's going to have any significant impact on our Maryland operation right now. I think the — I would expect that given the possibility of slots in Maryland, we believe that that still is — it is still proceeding and hopefully going to eventually come to Maryland, but there's not a lot of update right at this time, but Maryland, if you look at the results in Maryland, year over year, they were positive. They had a great Preakness in the second quarter and that operation has done quite well. But hopefully, as I said, slots — slots legislation will go through in a reasonable time frame in Maryland.

Charles Sue — KeyBanc — Analyst

        Is that your expectation, then? Are you assuming some expectation that slots will eventually come to Maryland in a short time?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Well, I think as we said on these call previously, we don't forecast if and when slots are going to come in specific jurisdictions, but I think everyone knows and what's publicly available that slots has been gaining steam and hopefully will come to Maryland in a reasonable time frame.

Charles Sue — KeyBanc — Analyst

        And are there any — are you projecting any lost racing days this year, and the Pimlico special for next year, is that coming back online?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        The Pimlico special, we didn't run this year. We'll have to determine that for next year and we'll have to determine that for next year, and we'll have to see what the racing calendar looks like for 2008, so there's nothing that I can report right now.

Charles Sue — KeyBanc — Analyst

        Correct me if I'm wrong, but for the Pimlico special, that's a grade one status race?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        I believe so.

Charles Sue — KeyBanc — Analyst

        And if I'm not mistaken, if you don't run it two years in a row, do you risk losing that entitlement?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Yes, that's my understanding as well.

Charles Sue — KeyBanc — Analyst

        Okay. So it's probably in your best interest to do whatever you can to keep it going.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Well, like I said, we're going to have to make that decision.

Charles Sue — KeyBanc — Analyst

        Got you. Then just help me understand — I'm not too familiar with the circumstances under which Tom, under which you left the Company in '06, I believe you said. Just help me understand, get a better understanding of the history of that?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        They were extremely amicable. I actually stayed — you may not know, Charles, but stayed as a consultant for a number of months to complete one of the transactions that we've been working on for a while and I've stayed in close touch with the Company since then.

Charles Sue — KeyBanc — Analyst

        Perfect. Great. Thanks a lot.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thank you.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Thank you.

Operator

        Thank you. Our next question coming from the line of Dennis Forst from KeyBanc. Please proceed with your question.

Dennis Forst — KeyBanc — Analyst

        Yes. Good morning. I wanted to understand the process of finding a permanent CEO. In the press release it mentioned Mr. Stronach as the interim CEO, so where do we stand on that?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I'm probably not the best person to answer this, but I'll try anyways. There's no change contemplated in the immediate future, to my knowledge. I think the focus of the next few weeks is on the strategic review and looking at what changes that might bring to the Company and that the Company likely would review the CEO situation partly in the context of that strategic review.

Dennis Forst — KeyBanc — Analyst

        Okay. Why isn't Mr. Stronach on the call?

Tom Hodgson — Magna Entertainment Corp. — Consultant

        He's away. I tried to answer that earlier, Dennis. The focus of this call and the message that we wanted to convey related predominantly to the asset review and the other initiatives and I certainly felt comfortable addressing those directly.

Dennis Forst — KeyBanc — Analyst

        Okay, good. Then if I could just follow-up on the previous question about Maryland Racinos, are the legislators that are in the territories of both Laurel Park and Pimlico onboard for Racinos? Do you have local support, local opposition? What's the status there.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        I don't think I'm going to comment specifically on that, Dennis. But as I said in my prior comments, I think that we've seen a lot of positive momentum, both locally and at the state level with respect to the jurisdictions in which you just mentioned with Laurel and Pimlico. As I said, I think there's been a lot more positive momentum over the past little while than there has been — than there has been previously.

Dennis Forst — KeyBanc — Analyst

        Okay. Well, good luck with that. That would be important, I assume.

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Thank you.

Operator

        Thank you. Our next question is a follow-up question from Steve Velgot from Cathay Financial. Please proceed with your question.

Steve Velgot — Cathay Financial — Analyst

        Just a quick question on whether or not the decision to close the Magna Racino, has anything been tried there in terms of potential joint ventures with like Casinos Austria or anything like that in the past, or is it really those types of questions that would be addressed going forward?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Well, we have an existing relationship with Casino Austria, there are slot machines in that facility and that's part of an arrangement that we have with them. As we said in Tom's remarks and in the press release that this is the last, we're going to cease racing at the end of 2007 and look at ways to get the highest and best use out of that property, so that's what we're going to do.

Steve Velgot — Cathay Financial — Analyst

        Okay. Thank you.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Okay, operator, I think that's — .

Tom Hodgson — Magna Entertainment Corp. — Consultant

        Yes, we've got a lot of work to do and we really appreciate you all taking the time this morning, but I think we need to draw this call to a close. Thank you very much.

Operator

        Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and we ask that you please disconnect your lines. Have a great day.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

        Thanks.